Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

November 1, 2018

TD Ameritrade Holding Corporation

200 South 108th Avenue

Omaha, Nebraska 68154

Ladies and Gentlemen:

We have acted as special counsel to TD Ameritrade Holding Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $400,000,000 aggregate principal amount of its 3.750% Senior Notes due 2024 (the “Fixed Rate Notes”) and $600,000,000 aggregate principal amount of its Senior Floating Rate Notes due 2021 (the “Floating Rate Notes” and together with the Fixed Rate Notes, the “Notes”). The Notes were sold pursuant to an underwriting agreement, dated October 30, 2018 (the “Underwriting Agreement”), between the Company and Barclays Capital Inc., Citigroup Global Markets Inc. and TD Securities (USA) LLC, as representatives of the several underwriters named therein. The Notes were issued pursuant to the prospectus supplement, dated October 30, 2018 (the “Prospectus Supplement”) and filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 31, 2018, and the base prospectus, dated April 19, 2017 (the “Prospectus”), that forms a part of the Company’s registration statement on Form S-3 (File No. 333-217367), filed with the SEC on April 19, 2017 (the “Registration Statement”) and which automatically became effective under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Act”), upon filing pursuant to Rule 462(e) promulgated thereunder. The Notes were issued under that certain indenture, dated October 22, 2014 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated November 1, 2018 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The Supplemental Indenture and the form of Notes are filed as exhibits to the Company’s Current Report on Form 8-K to be dated November 1, 2018 (the “Form 8-K”).

In rendering this opinion, we have examined and relied on the Registration Statement, the Underwriting Agreement, the Indenture, the form of Notes and such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion, we have, with your consent, assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) each natural person signing any document reviewed by us had the legal capacity to do so; (d) each person signing in a representative capacity any document reviewed by us had the authority to sign in such capacity; (e) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, records, documents, instruments and certificates we have reviewed; (f) that all Notes will be issued and sold in compliance with applicable federal and state securities laws, including applicable provisions of “blue sky” laws, and in the manner stated in the Registration Statement, the Prospectus and the Prospectus Supplement; (g) the Underwriting Agreement, the Indenture and the Notes (collectively, the “Transaction Documents”) have been duly authorized and validly executed and delivered by each of the parties thereto (other than the Company); and (h) the organizational documents of the Company, each as amended to the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinion rendered herein. We have also, with your consent, assumed that the execution, delivery and performance of the Transaction Documents by each party thereto will not breach, violate, conflict with or constitute a default under (1) the charter, bylaws or equivalent organizational documents of any party thereto (other than the Company) or any agreement or instrument to which any party thereto is subject, (2) any law, rule or regulation to which any party thereto is subject (excepting the Relevant Laws (as defined below) as such laws apply to the Company), (3) any judicial or regulatory order or decree of any court or governmental authority having jurisdiction over any party to such documents or any of their respective assets or (4) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority. We have also, with your consent, assumed that each party to the Transaction Documents (in the case of parties that are not natural persons) (other than the Company) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such party has the legal capacity, power and authority (corporate or otherwise) to enter into, deliver and perform its obligations thereunder, and that each of the Transaction Documents (other than, with respect to the Company, the Notes) constitutes the valid and binding obligation of all such parties, enforceable against them in accordance with its terms. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that the Notes, when duly executed, authenticated, issued, delivered and paid for in accordance with the Indenture and the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), (c) an implied covenant of good faith and fair dealing, (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars, (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States, and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification or contribution of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed-upon exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums or penalties upon acceleration, or (vi) limit the waiver of rights under usury laws. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes or the Indenture.

This letter is given on the basis of the law and the facts existing as of the date hereof. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York, the federal securities laws of the United States of America and the General Corporation Law of the State of Delaware, in each case as in effect on the date hereof (the “Relevant Laws”). We express no opinion as to the laws of any jurisdiction other than the Relevant Laws that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Transaction Documents or the transactions governed by the Transaction Documents. Without limiting the generality of the foregoing definition of Relevant Laws, the term “Relevant Laws” does not include any law, rule or regulation that is applicable to the Company or the Transaction Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of a copy of this opinion as an exhibit to the Form 8-K, and to the use of our name therein and in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz